EXHIBIT 10.9c
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 to Employment Agreement (this “Amendment”), dated this 8th day of January, 2019, is effective as of January 7, 2019 (the “Effective Date”). This Amendment is entered into by and between KAR Auction Services, Inc. (“Employer”) and Peter Kelly (“Employee”). This Amendment amends the December 17, 2013 Employment Agreement, as amended on December 31, 2014 (the “Agreement”) between Employer and Employee pursuant to Paragraph 10(d) of the Agreement and is effective as of the Effective Date.
RECITALS
A.    Employer desires to change its senior management structure by adding a President position; and
B.    Employer desires for Employee to fill this new position.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including, but not limited to, the continued employment of Employee by Employer), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Paragraph 2 of the Agreement, which currently reads:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Technology Officer of Employer and as the President of Digital Services of Employer reporting to Employer’s Chief Operating Officer. Employee shall perform the duties and responsibilities inherent in such positions and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer, Chief Operating Officer or Board of Directors of Employer (“Board”). Employee shall perform the duties of these positions in a diligent and competent manner and on a full-time basis during the Employment Period.
Shall now be amended to read:
Title and Duties. During the Employment Period, Employee shall serve as the President of Employer reporting to Employer’s Chief Executive Officer. Employee shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”). Employee shall perform the duties of this position in a diligent and competent manner and on a full-time basis during the Employment Period. From August 15, 2019 through the end of the Employment Period, Employee shall perform his duties from Employer’s location in Carmel, Indiana, subject to reasonable travel requirements related to Employee’s job responsibilities.
2.    The first sentence of Paragraph 3(a) of the Agreement, which currently reads:
Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $388,640 (“Base Salary”), less withholdings and deductions required by law or requested by Employee.
Shall now be amended to read:
Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $600,000 (“Base Salary”), less withholdings and deductions required by law or requested by Employee.
3.    A new Paragraph 3(h), which will read as follows, shall be added to the Agreement:
(h)    Relocation Expenses. Employee shall be eligible for reimbursement of qualified expenses associated with his relocation to Carmel, Indiana in accordance with Employer’s Executive Mobility Policy.
4.    The following language shall be added to the end of Paragraph 7(b) of the Agreement:
Nothing in this Agreement prevents Employee from providing, without prior notice to Employer, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law, and for purpose of clarity, Employee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
5.    A new Paragraph 7(e), which will read as follows, shall be added to the Agreement:
(e)    U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
6.    Employee agrees that the change to his position outlined in Paragraph 1 of this Amendment does not constitute a “Good Reason” for termination of the Agreement by Employee as that term is defined in Paragraph 4(c) of the Agreement.
7.    Continuation of Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Agreement.
8.    Complete Agreement. This Amendment and the Agreement contain the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.
9.    Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by electronic or facsimile transmission, and each of such counterparts, whether an original or an electronic or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

“Employer”	“Employee”

KAR AUCTION SERVICES, INC.

By: /s/ James P. Hallett	/s/ Peter Kelly

Printed: James P. Hallett

Title: Chief Executive Officer